Exhibit 16.1

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated January 10, 2000 of Cluett American Corp. and are in agreement with the statements contained in sections (a)(ii),
(iv), (v), and (vi) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                    /s/ Ernst & Young LLP


Atlanta, Georgia
January 10, 2000